Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Calyxt, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001	457(f)(2)	1,167,307,119(2)	N/A	$0.00(3)	$110.20 per $1,000,000	$0.00	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—	—	—	—	—	—	—

	Total Offering Amounts					$0.00		$0.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$0.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Represents the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Registrant in connection with the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger, dated January 13, 2023, by and among Calyxt, Inc., Calypso Merger Subsidiary, LLC, Cibus Global, LLC (“Cibus Global”) and the other parties thereto, as described in the accompanying registration statement (the “Registration Statement”). Pursuant to Rule 416 under the Securities Act, the Registration Statement also covers an indeterminate number of additional shares of Class A Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)

Calculated in accordance with Rule 457(f) of the Securities Act. Cibus Global is a private company and no market exists for its equity securities. Cibus Global has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price would be one-third of the aggregate par value of Cibus Global’s units being acquired in the Transactions. However, because Cibus Global’s units have no par value, this value is $0.00.